Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262478

PROSPECTUS SUPPLEMENT NO. 15

(to Prospectus dated April 13, 2022)

Dave Inc.

Up to 9,998,756 Shares of Class A Stock

Up to 357,633 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

Up to 159,382 Warrants

This prospectus supplement supplements the prospectus dated April 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-262478). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in Item 5.02 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 9, 2023 (“Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (i) 10,356,391 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of up to (a) 656,247 shares of Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on June 7, 2021, (b) 1,514,082 shares of Class A Common Stock that are issuable by us upon conversion of our Class V common stock, par value $0.0001 per share (the “Class V Common Stock”), (c) 168,515 shares of Class A Common Stock originally issued in a private placement to VPC Impact Acquisition Holdings Sponsor III, LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of our predecessor, VPC Impact Acquisition Holdings III, Inc. (“VPCC”), (d) 159,381 shares of Class A Common Stock that are issuable by us upon the exercise of 159,381 warrants originally issued in a private placement to the Sponsor in connection with the IPO at an exercise price of $368 per share of Class A Common Stock (the “Private Warrants”), (e) 198,254 shares of Class A Common Stock that are issuable by us upon the exercise of 198,254 warrants originally issued in connection with the IPO at an exercise price of $368 per share of Class A Common Stock that were previously registered (the “Public Warrants”), (f) 7,654,658 shares of Class A Common Stock issued upon consummation of our Business Combination (as defined in the Prospectus) and held by certain of our directors and officers and other holders of registration rights, and (g) 5,254 shares of Class A Common Stock underlying the options held by certain former employees of Dave Inc. prior to the Business Combination and (ii) up to 159,381 Private Warrants. The number of shares and prices in this paragraph have been adjusted to reflect the 1-for-32 reverse stock split which occurred on January 5, 2023.

Our Class A Common Stock and Public Warrants are listed on the Nasdaq Global Market (“Nasdaq”) under the symbols “DAVE” and “DAVEW”, respectively. On August 9, 2023 the closing sale price as reported on Nasdaq of our Class A Common Stock was $6.73 per share and of our Public Warrants was $0.031 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 18 of our Annual Report on Form 10-K, filed on March 13, 2023.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 10, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2023

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1265 South Cochran Avenue

Los Angeles, CA 90019

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (844) 857-3283

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	DAVE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $368.00 per share	DAVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2023, the Board of Directors (the “Board”) of Dave Inc. (the “Company”) appointed Imran Khan to the Board (the “Appointment Date”). Mr. Khan will serve as a Class III director for a term continuing until the Company’s 2024 annual meeting of stockholders and until his successor has been duly elected and qualified, or until his earlier resignation or removal. The Board has affirmatively determined that Mr. Khan qualifies as an “independent director” under the applicable Nasdaq Stock Market rules. The Board has not yet determined on which committee of the Board Mr. Khan will serve.

Mr. Khan will enter into the Company’s standard form of indemnification agreement.

There are no arrangements or understandings between Mr. Khan and any other person pursuant to which he was appointed as a director of the Company, and there is no family relationship between Mr. Khan and any of the Company’s other directors or executive officers. In addition, Mr. Khan does not have an interest in any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Exchange Act.

Item 7.01. Regulation FD Disclosure.

A copy of the press release announcing the appointment of Mr. Khan as a member of the Board is attached hereto as Exhibit 99.1. The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release Announcing New Director dated August 8, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2023	Dave Inc.

	By:	/s/ Kyle Beilman
	Name:	Kyle Beilman
	Title:	Chief Financial Officer

Exhibit 99.1

Entities Managed by Imran Khan to Acquire 2.5% Stake in Dave via Secondary Market Transaction

AUGUST 8, 2023

Former Snap Inc. Chief Strategy Officer to Join Dave’s Board of Directors

LOS ANGELES , Aug. 8, 2023 /PRNewswire/ — Dave Inc. (“Dave” or the “Company”) (Nasdaq: DAVE), one of the nation’s leading neobanks, announced today that Imran Khan, the renowned technology executive and entrepreneur, through investment funds in which he manages, has acquired 2.5% of Dave’s Class A Common stock, through a secondary sale. In addition, Khan will join Dave’s Board of Directors, effective immediately. Khan is the founder of Proem Asset Management and Co-Founder and CEO of the e-commerce marketplace, Verishop. Previously, he served as the Chief Strategy Officer at Snap Inc. and head of global internet investment banking at Credit Suisse.

Khan brings deep experience and knowledge to Dave as a leader in operations, ad sales, partnerships, capital markets, and corporate strategy at both public and private companies. He was integral in two of the largest tech IPOs in history, Snap and Alibaba, and has a consistent track record of catalyzing growth and scale at innovative companies.

“Dave is transforming the banking industry through its use of innovative technology with the goal of making financial services accessible to everyone. The Company has experienced continued growth with steady progress towards profitability,” said Khan. “I’m passionate about working with founders to unlock the value of their businesses and look forward to working with Jason to realize Dave’s full potential.”

Dave Founder and CEO, Jason Wilk, said, “We’re honored to have such an esteemed business leader like Imran take a position in Dave. Welcoming him to our board at this critical point in Dave’s growth period will be extraordinarily helpful, as we scale to profitability and beyond. His decades of experience leading high-growth companies, market expansions, product innovations, and corporate partnerships will be a tremendous asset to our leadership team.”

About Imran Khan

Imran Khan is the founder and Chief Investment Officer of Proem Asset Management, an investment firm that focuses on the technology space. Additionally, he is the co-founder and Chief Executive Officer of Verishop, and the Chairman of Aleph Group, Inc. Previously, Khan served as Snap Inc.’s Chief Strategy Officer, where he oversaw the company’s corporate strategy, revenue generation, business operations and partnerships. Under his leadership, Snap Inc. became a $1 billion-plus business from zero in a four year period. Previously, Khan was a Managing Director and Head of Global Internet Investment Banking at Credit Suisse where he advised on more than $45 billion-worth of Internet M&A and financing transactions. Khan held the role of Managing Director and Head of Global Internet Research at JPMorgan Chase earlier in his career.

About Dave

Dave (NASDAQ: DAVE) is a leading U.S. neobank and fintech pioneer serving millions of everyday Americans. Dave uses disruptive technologies to provide best-in-class banking services at a fraction of the price of incumbents. Dave partners with Evolve Bank & Trust, member FDIC. For more information about the company, visit: www.dave.com. For investor information and updates, visit: investors.dave.com/ and follow @davebanking on Twitter.

Media Contact

Kira Sarkisian, Director of Communications

press@dave.com

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

DAVE@elevate-ir.com